                                                                   Exhibit 10.19


                     Alabama Metal Industries Corporation
                              3245 Fayette Avenue
                           Birmingham, Alabama  35208
                                 (205) 787-2611


May 28, 1999

Mr. Kimball J. Bradley
Senior Vice President
Chatwins Group, Inc.
300 Weyman Plaza, Suite 340
Pittsburgh, PA  15236

Re:  Proposed Acquisition of Klemp Division

Dear Kimball:

     This letter of intent outlines the terms on which Alabama Metal Industries Corporation ("Purchaser") proposes to purchase substantially all of the business and assets of the Klemp Division (the "Business") from Chatwins Group, Inc. (the "Seller").

1.  Purchase

    At closing, Purchaser will buy and Seller will sell and transfer to Purchaser all of the equipment, machinery, furniture and fixtures, accounts receivable, inventory, prepaid expenses, real estate, and all other tangible and intangible assets (including, but not limited to, patents, trademarks, trade names, licenses, customer lists, customer contracts, and operating records) of the Business. This will include the assets of any subsidiaries, specifically including the Mexican and Chinese operations.

2.  Price and Payment

    The purchase price for the assets purchased and for a mutually acceptable non-competition agreement will be $35,000,000 plus the assumption of certain liabilities. The purchase price shall be payable as follows:

    a.  $34,000,000 in cash, subject to adjustment as described below, and

    b. Common stock of Purchaser, to equal the number of shares that will represent $1,000,000 valued at the same price per share as those which will be issued by Purchaser for cash in connection with the financing of this transaction, such common stock to be subject to a shareholders' agreement providing equal benefits and protections to all shareholders.

    Attached hereto as Exhibit A, is a balance sheet of the Business as of 4/30/99, as adjusted by Purchaser (the "Balance Sheet") indicating a Net Worth of $23,335,000. If the Net

Mr. Kimball J. Bradley
May 28, 1999
Page 2



    Worth (determined in the same way as on the Balance Sheet) of the Business as of the closing date is less than $23,335,000, then the cash portion of the purchase price shall be reduced by the amount of the decrease. If the Net Worth is more than $23,335,000 then the cash portion of the purchase price shall be increased by the amount of the increase.

    However, the parties agree that Purchaser's due diligence will include confirmation that the working capital component of the Balance Sheet is adequate and consistent with historical levels reasonably required to operate the Business.

3.  Liabilities Assumed

    Purchaser shall not assume and shall not be obligated to pay, perform, or discharge any debts, liabilities, or obligations of the Business, whether actual, contingent, or accrued, except for liabilities to trade creditors, and accrued expenses incurred in the normal course of business outstanding at closing which shall be assumed by Purchaser.

4.  Conditions to Closing

    Consummation of the proposed acquisition is contingent upon:

    a.  The satisfactory completion of Purchaser's due diligence.

    b. The preparation and execution of a definitive purchase agreement and related agreements in form acceptable to Purchaser and Seller. Such agreements will include covenants, representations, warranties, indemnifications, and legal opinions customary in this type of transaction.

    c. Between the date hereof and closing, Seller will not sell or otherwise dispose of any of the assets of the Business, other than the disposal of current assets in the ordinary course of business.

    d.  Arranging the necessary financing on terms acceptable to Purchaser.

5.  Conduct of Business

    Until closing, Seller will conduct the Business in the same manner as heretofore conducted and will use its best efforts to pay its liabilities on a timely basis and maintain and preserve intact the Business and its relationships with employees, customers, and suppliers.

Mr. Kimball J. Bradley
May 28, 1999
Page 3


6.  Access

    Prior to closing, Purchaser and its agents shall have access to the business premises, books, and records of the Business to conduct such inspections and investigations as Purchaser determines reasonably necessary. Such inspections and investigations shall be held at such times and places as the parties shall agree.

7.  Fees and Expenses

    Each of the parties hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

8.  Exclusivity

    The Seller agrees that neither it nor any officer, agent, director, employee, or affiliate of it will, directly or indirectly, discuss a possible sale or other disposition of all or any part of the Business, provide any information to, or close any such transaction with any other purchaser unless Purchaser is unable to close this transaction under similar terms to those contained herein on or before 60 days from the acceptance hereof, or Purchaser waives its rights under this provision in writing. If, notwithstanding the foregoing, any officer, agent, director, employee, or affiliate of Seller, should receive an acquisition proposal or any inquiry regarding such proposal from a third party, such party shall promptly inform Purchaser thereof.

    Except for the provisions of Sections 5, 6, 7, and 8, each of which shall be binding upon the parties hereto, this letter: a) shall be considered only a list of proposed terms; b) is not based upon any agreement or understanding between the parties and; c) is not intended to impose any obligation on either party hereto, including, without limitation, any obligation to bargain in good faith or in any way other than at arms' length with respect to any matter or proposed term set forth herein.
    Except for the binding obligations set forth in the Sections enumerated in the preceding sentence and in that certain Confidentiality and Non-Disclosure Agreement between Purchaser and Seller executed December 1, 1998, the parties do not intend to be bound by any agreement or obligation until they have signed and delivered a definitive written agreement relating to the transactions contemplated by this letter, and neither party may reasonably rely on any promises inconsistent with this paragraph.

    If you have any questions or comments regarding any of the provisions of this proposal, please contact Bart A. McLean at (404) 816-3255.

Mr. Kimball J. Bradley
May 28, 1999
Page 4



     Please signify your acceptance of the above proposed terms and conditions by signing below and returning a signed copy of this letter to the undersigned. This proposal shall expire on June 1, 1999.

                                     Very truly yours,

                                     Alabama Metals Industries Corporation


                                     By: /s/ Bart A. McLean
                                        ------------------------------------
                                         Bart A. McLean
                                         Chairman


 Accepted June 1, 1999

 Chatwins Group, Inc.


 By: /s/ Kimball J. Bradley
    -------------------------------
     Name: Kimball J. Bradley
     Title: Senior Vice President

Mr. Kimball J. Bradley
May 28, 1999
Page 5


                                   Exhibit A

                                 Klemp Division
                                 Balance Sheet
                                 April 30, 1999

                                           Actual           Adjustments         As Adjusted
                                      -----------------  ------------------  -----------------
Assets
Cash                                            $   119                                $   119
A/R - net                                         8,099                                  8,099
Inventory (FIFO)                                  6,152                                  6,152
Other                                               444                                    444
                                                -------                                -------
  Total Current                                  14,814                                 14,814

Net P, P & E                                     14,234                                 14,234

Goodwill                                            905                                    905
Inv - Foreign Subs                                  100                                    100
Other                                             1,162                                  1,162
                                                -------                                -------
  Total                                         $31,215                                $31,215
                                                =======                                =======

Liabilities & Net
Worth
Current Maturities                                  697               (697)                -0-
A/P                                               5,335                                  5,335
Accrued Payroll                                     557                                    557
Accrued Pension                                     104                                    104
Accrued Taxes                                       179                                    179
Customer Deposits                                    65                                     65
Accrual - Other                                     663                                    663
                                                -------                                -------
  Total Current                                   7,600               (697)              6,903

IDB                                                 680               (680)                -0-

Inter-Company                                    20,909            (20,909)                -0-
Minority Interests                                  977                                    977
Net Worth                                         1,049             22,286              23,335
                                                -------                                -------
  Total                                         $31,215                                $31,215
                                                =======                                =======